HTG Molecular Diagnostics, Inc. 3430 E. Global Loop, Tucson, AZ 85706 1-877-289-2615 www.htgmolecular.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Third Quarter 2022 Results

TUCSON, Ariz., November 10, 2022 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company advancing precision medicine through its innovative transcriptome-wide profiling and advanced medicinal chemistry technology, today reported financial results for the quarter ended September 30, 2022 and provided recent business highlights.

“We are delighted with the continued and rapid progress we have made this past quarter in our effort to reposition HTG as a platform-based drug discovery company. Our strategy is to build best-in-class drug candidates for known targets with high unmet medical needs. We have achieved our third quarter 2022 milestones and remain on track to begin partnering conversations for our first target and indication by the end of 2022,” said John Lubniewski, Chief Executive Officer and Director at HTG.

“Our profiling business has not returned to pre-pandemic product and product-related services revenue levels. However, we have seen a slow but steady increase in first time orders and repeat orders from new pharma customers in 2022. While these trends cannot offset the significant decline in large trial cohorts that has resulted from the slowdown in clinical trials in 2020 and 2021, we see them as leading indicators that our pharma market is slowly coming back. In response to this reality, we have taken actions to reduce operating expenses and minimize the impact of these trends on our operating loss and cash runway, including a reduction in force late in the second quarter of 2022,” Mr. Lubniewski continued. “We will continue to make appropriate operating adjustments to opportunistically grow our profiling business and also support our quickly evolving drug discovery capabilities.”

Third Quarter Business Highlights:

Transcriptome-Informed Drug Discovery:

The company's drug discovery unit, HTG Therapeutics, is leveraging its HTG EdgeSeq technology in conjunction with its machine learning-based chemical library design platform with the goal of ultimately yielding de-risked drug candidate molecules with a greater potential for development success. Through the completion of its planned milestones for the third quarter of 2022, HTG Therapeutics continued to drive the machine-learning component of its platform with the refinement of key proprietary algorithms and generation of internal data to support training sets. In addition, HTG Therapeutics made capital investments to establish internal cell culture capabilities. Such capabilities provide HTG Therapeutics the ability to conduct investigative cell-based studies on site, supporting the development and evolution of its transcriptome-informed drug discovery platform more efficiently and with greater flexibility.

Dr. Stephen Barat, Senior Vice President of Therapeutics at HTG said, "We continue to make rapid progress toward what we believe will be a transformational drug discovery platform, which we expect to assist in the identification of more well-informed drug candidates for known targets with high unmet medical needs. Our medicinal chemistry effort has produced a series of chemical libraries for our first target, and our most advanced library for this target has entered preclinical characterization, with a series of data generated including early efficacy in two different disease states. We will continue to characterize the most promising candidate molecules for measures of efficacy, safety and pharmaceutical considerations, and expect to have our most promising candidate molecule available to begin partnering conversations by year end, with additional follow-on indications and a second target, currently in the early stages of development, available for additional licensing or partnering opportunities in 2023."

Transcriptome-wide Profiling:

HTG’s profiling unit is leveraging its HTG EdgeSeq technology to deliver what the company believes is an exceptional technology for high plex gene expression profiling. As of September 30, 2022, the company had 77 active customers, 57 active pharma programs and 50 instruments actively producing revenue in its installed base. These numbers included orders from 21 new customers and programs associated with 15 new pharma sponsored clinical trials for the nine-month period ended September 30, 2022.

“While we continually strive to increase our period-over-period revenue, we are encouraged by the number of new customers and orders that we received during the quarter and what we see in our fourth quarter pipeline. We believe that both of these trends are indicators that the market is beginning to recover from the pandemic-induced disruptions to oncology trials,” said Byron Lawson, Chief Commercial Officer at HTG.

Third Quarter 2022 Financial Highlights:

Revenue for the quarter ended September 30, 2022 was $1.3 million, compared with $2.5 million for the same period in 2021, and was comprised entirely of product and product-related services revenue. Sales of the HTP to new and existing customers as consumables and sample processing services represented 41% of revenue for the quarter ended September 30, 2022.

Net loss from operations for the quarter ended September 30, 2022 was $4.3 million, compared with $4.2 million for the same period in 2021. Net loss per share was $(0.41) for the quarter ended September 30, 2022 compared with $(0.60) for the third quarter of 2021.

Cash, cash equivalents and short-term available-for-sale securities totaled $6.5 million as of September 30, 2022, with current liabilities of approximately $6.8 million and non-current liabilities of $5.6 million.

About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, novel therapeutics and clinical diagnostics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy and ability to build best-in-class drug candidates, our expectation to begin partnering conversations for our first target and indication by the end of 2022, our belief that our pharma market is coming back, our intention to make operating adjustments, our goal of yielding de-risked drug candidate molecules, our belief that we will develop a transformational drug discovery platform and our expectations for that platform, our plans and expectations for follow-on indications and a second target, additional incensing or partnering opportunities, and other statements related to the future. Words such as “designed to,” “believe,” “anticipate,” “expect,” “potential,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with drug discovery and development; the risk that HTP and our RNA platform and medicinal chemistry technologies may not provide the benefits that we expect; risks associated with our ability to develop and commercialize our products and our HTG Therapeutics business, including by entering into licensing or partnering agreements for any candidates we develop; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; risks associated with the impact of the COVID-19 pandemic on us and our customers; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission (SEC), including under the “Risk Factors” heading of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the SEC on August 12, 2022, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, being filed with the SEC today. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

HTG Investor Contact:

Ashley Robinson

LifeSci Advisors

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product and product-related services revenue	$1,250,879	$2,520,410	$3,926,915	$6,029,760

Operating expenses:
Cost of product and product-related services revenue	670,863	983,761	2,540,380	2,740,004
Selling, general and administrative	3,400,998	4,232,313	12,370,925	11,995,747
Research and development	1,527,036	1,534,818	5,294,567	4,188,219
Total operating expenses	5,598,897	6,750,892	20,205,872	18,923,970
Operating loss	(4,348,018)	(4,230,482)	(16,278,957)	(12,894,210)
Other income (expense)	(166,558)	(258,206)	(616,081)	(774,820)
Gain on forgiveness of PPP Loan	—	—	—	1,735,792
Net loss before income taxes	(4,514,576)	(4,488,688)	(16,895,038)	(11,933,238)
Provision for income taxes	(1,572)	(1,934)	(6,838)	(20,643)
Net loss	$(4,516,148)	$(4,490,622)	$(16,901,876)	$(11,953,881)

Net loss per share, basic and diluted	$(0.41)	$(0.60)	$(1.68)	$(1.78)
Shares used in computing net loss per share, basic and diluted	11,048,171	7,440,287	10,031,923	6,727,916

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$3,212,451	$9,599,950
Short-term investments available-for-sale, at fair value	3,317,627	12,343,456
Accounts receivable, net of allowance of $20,315 at September 30, 2022 and December 31, 2021	960,414	2,092,466
Inventory, net	1,690,234	1,987,753
Prepaid directors and officers insurance	654,772	365,453
Prepaid expenses and other	936,358	797,886
Total current assets	10,771,856	27,186,964
Operating lease right-of-use assets	1,039,999	1,345,361
Property and equipment, net	654,813	1,118,886
Inventory - non-current, net	1,007,811	711,296
Other non-current assets	135,824	98,180
Total assets	$13,610,303	$30,460,687

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$709,905	$1,649,440
Accrued liabilities	1,378,302	2,022,569
Current portion of long-term debt	3,694,979	5,167,586
NuvoGen obligation - current	472,624	548,301
Operating lease liabilities - current	435,377	413,865
Other current liabilities	129,437	141,749
Total current liabilities	6,820,624	9,943,510
NuvoGen obligation - non-current, net of discount	3,595,276	3,900,880
Long-term debt, net of current portion, discount and debt issuance costs	1,302,021	5,178,629
Operating lease liabilities - non-current, net of discount	620,607	949,461
Other non-current liabilities	63,399	88,383
Total liabilities	12,401,927	20,060,863
Commitments and Contingencies
Total stockholders’ equity	1,208,376	10,399,824
Total liabilities and stockholders' equity	$13,610,303	$30,460,687